UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

VANTAGE DRILLING COMPANY

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

777 Post Oak Blvd., Suite 610 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Ordinary Shares, par value $0.001 per share	NYSE Amex

Warrants, exercisable for one Ordinary Share at an exercise price of $6.00 per share	NYSE Amex

Units, each consisting of one Ordinary Share and one Warrant	NYSE Amex

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☐

Securities Act registration statement file number which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities to be Registered.

General

Vantage Drilling Company, a Cayman Islands exempted company (the “Company”), previously filed a registration statement on Form 8-A with the Securities and Exchange Commission to register its ordinary shares, par value $0.001 per share (the “Ordinary Shares”), warrants exercisable to purchase one Ordinary Share at an exercise price of $6.00 per share (the “Warrants”), and units consisting of one Ordinary Share and one Warrant (the “Units”) under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company is filing this Amendment No. 1 to its registration statement on Form 8-A for the sole purpose of amending and restating in its entirety the Form 8-A in order to include an updated description of its securities. The information contained in this Form 8-A/A consolidates and updates the description of the Company’s securities included periodically in the Company’s reports and other filings and submissions previously made pursuant to Sections 13,14 and 15(d) of the Exchange Act and does not reflect any information about the Company’s securities that has not been previously reported.

Ordinary Shares

The Company is authorized to issue 400,000,000 Ordinary Shares. Subject to preferences that may be applicable to any preferred shares, holders of Ordinary Shares are entitled to receive ratably all dividends, if any, declared by the Company’s Board of Directors out of funds legally available for dividends. The Ordinary Shares may not be redeemed by the Company. Each Ordinary Share entitles the holder to one vote on all matters submitted to a vote of shareholders. Upon a liquidation or winding up of the Company, and after all distributions to holders of any class of shares having a preference over Ordinary Shares have been paid, declared or set apart, holders of the Ordinary Shares will be entitled to receive all of the remaining assets of the Company available for distribution to shareholders ratably in proportion to the number of Ordinary Shares held by them, respectively. Holders of Ordinary Shares do not have preemptive rights to subscribe for any of the Company’s other securities. The rights, preferences and privileges of holders of Ordinary Shares are subject to the rights of the holders of any preferred shares which the Company may issue in the future. There are no limitations on the right of non-residents of the Cayman Islands to hold or vote the Ordinary Shares. Continental Stock Transfer & Trust Company acts as the transfer agent for the Ordinary Shares. The Ordinary Shares are listed on the NYSE Amex under the trading symbol “VTG”.

Preferred Shares

The Company is authorized to issue 10,000,000 preferred shares, par value $0.001 per share, subject to the unanimous approval of the Special Finance Committee of the Company’s Board of Directors (the “SFC”). Shareholder approval is not required for the Company to issue preferred shares. Each class or series of preferred shares shall have the dividend, conversion, redemption, voting, liquidation and preemptive rights, and such other special rights as in each case have received approval by the SFC and are set forth in a resolution, approved by the Company’s Board of Directors, providing for the issuance of such preferred shares. All terms of the Company’s preferred shares will be determined by the SFC. The Company’s Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”) contain no restriction on the repurchase or redemption of preferred shares by the Company while there is an arrearage in the payment of dividends or sinking fund installments, however, the board resolutions approving any future class of preferred shares may contain such restrictions. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of the Ordinary Shares. The issuance of preferred shares with voting rights may adversely affect the voting power of the holders of Ordinary Shares, including the loss of voting control to others.

Warrants

The Company currently has Warrants outstanding to purchase 37,513,787 Ordinary Shares. Each Warrant entitles the registered holder to purchase one Ordinary Share at a price of $6.00 per share, subject to adjustment as discussed below, at any time. The Warrants will expire on May 24, 2011, at 5:00 p.m., New York City time. Except with respect to certain Founder Warrants (as described below), the Company may call the Warrants for redemption, in whole and not in part, at a price of $.01 per Warrant at any time after the Warrants become exercisable, upon not less than 30 days’ prior written notice of redemption to each Warrant holder, if, and only if, the last reported sale price of the Ordinary Shares equals or exceeds $11.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to Warrant holders.

The Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The exercise price and number of Ordinary Shares issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of Ordinary Shares at a price below their respective exercise prices. The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to the Company, for the number of Warrants being exercised.

The Warrant holders do not have the rights or privileges of holders of Ordinary Shares or any voting rights until they exercise their Warrants and are issued Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each Ordinary Share held of record on all matters to be voted on by shareholders. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in an Ordinary Share, the Company will, upon exercise, round up to the nearest whole number the number of Ordinary Shares to be issued to the Warrant holder.

Certain of the Company’s officers and directors purchased an aggregate of 3,375,000 warrants from Vantage Energy Services, Inc., a Delaware corporation and the Company’s predecessor (“Vantage Energy”), at a price of $1.00 per warrant prior to the closing of Vantage Energy’s initial public offering (the “Founder Warrants”). The Founder Warrants have terms and provisions that are identical to the warrants included in the units sold in Vantage Energy’s initial public offering, except that the Founder Warrants (i) were not transferable or salable by the purchasers who initially purchased these warrants until one year after Vantage Energy completed a business combination, (ii) are non-redeemable so long as these persons hold such warrants, and (iii) were purchased pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and will become freely tradable only after they have been registered pursuant to a registration rights agreement signed on May 30, 2007, or if an exemption from registration is then available. The transfer restriction does not apply to transfers made pursuant to registration or an exemption that are occasioned by operation of law or for estate planning purposes. The non-redemption provision does not apply to warrants included in initial public offering units or otherwise purchased in open market transactions, if any.

Units

The Company currently has 736,213 Units outstanding. Each Unit consists of one Ordinary Share and one Warrant.

Anti-Takeover Effects of Provisions of the Company’s Amended and Restated Memorandum and Articles of Association

On December 21, 2009, the Amended and Restated Memorandum and Articles of Association was adopted by the Company’s shareholders and became effective. The following provisions of the Amended and Restated Memorandum and Articles of Association may have the effect of delaying, deterring or preventing a change in control of the Company.

The Amended and Restated Memorandum and Articles of Association include provisions:

•	authorizing the issuance of blank check preferred shares, subject to SFC approval, that could have voting, liquidation, dividend and other rights superior to the Ordinary Shares;

•	limiting the liability of, and providing indemnification to, the Company’s directors and officers;

•

raising the number of Ordinary Shares required to requisition a general meeting of the Company’s shareholders from 10% of the outstanding Ordinary Shares to 33 1/3% of the outstanding Ordinary Shares; and

•	controlling the procedures for the conduct of the Company’s board and shareholder meetings and the number, election, appointment and removal of the Company’s directors.

Rights of Holders of Company Securities under Cayman Islands Law

The Company is an exempted company incorporated with limited liability under the laws of the Cayman Islands, and substantially all of its assets are located outside the United States. In addition, most of the Company’s directors and executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for holders of the Company’s securities to effect service of process within the United States upon the Company’s directors or executive officers, or enforce judgments obtained in the United States courts against the Company’s directors or executive officers.

The corporate affairs of the Company will be governed by the Amended and Restated Memorandum and Articles of Association, the Companies Law (2009 Revision) (as the same may be supplemented or amended from time to time) (the “Companies Law”) and the common law of the Cayman Islands. The rights of the Company’s shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of the Company’s directors under Cayman Islands law are, to a large extent, governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of the Company’s shareholders and the fiduciary responsibilities of the Company’s directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws thus providing significantly less protection to investors as compared to the United States, and some states, such as Delaware, which have more fully developed and judicially interpreted bodies of corporate law.

The Cayman Islands courts are also unlikely:

•	to recognize or enforce against the Company judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•	to impose liabilities against the Company, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without re-examination of the merits at common law, provided such judgment:

•	is final and conclusive;

•	is one in respect of which the federal court of the United States had jurisdiction over the defendant according to Cayman Islands conflict of law rules;

•	is either for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations or, in certain circumstances, for in personam non-monetary relief; and

•	was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere.

Relevant Provisions of Cayman Islands Law

The Company is a Cayman Islands exempted company, and its affairs are governed by, among other things, the Companies Law. The following is a summary of material differences between the Companies Law and general corporate law in the United States insofar as they relate to the material terms of the Ordinary Shares. The Companies Law of the Cayman Islands is modeled after that of England but does not follow recent United Kingdom statutory enactments and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some significant differences between the provisions of the Companies Law applicable to the Company and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. In certain circumstances, the Companies Law allows for mergers or consolidations between two Cayman Islands companies or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that it is permitted by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by either (i) a special resolution (usually a majority of 66 2/3% in value) of the shareholders of each company voting together as one class if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company or (ii) a shareholder resolution of each company passed by a majority in number representing 75% in value of the shareholders voting together as one class. A shareholder has the right to vote on a merger or consolidation regardless of whether the shares that he or she holds otherwise give him or her voting rights. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Law (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign constituent company, and where the surviving company is a Cayman Islands company, the procedure is similar, save that, with respect to the foreign constituent company, the director of the surviving or consolidated company is required to make a declaration to the effect that, having made due enquiry, he or she is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted, or not prohibited, by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws, and any requirements of those constitutional documents have been, or will be, complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are, and continue to be, suspended or restricted; (v) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (vi) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by, and has been approved in accordance with, the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been, or will be, complied with; (vii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (viii) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Law provides for a right of dissenting shareholders to receive a payment of the fair value of their shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (i) the shareholder must give his or her written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his or her shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (iii) a shareholder must, within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his or her intention to dissent, including, among other details, a demand for payment of the fair value of his or her shares; (iv) within seven days following the date of the expiration of the period set out in paragraph (ii) above, or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his or her shares at a price that the company determines is the fair value and, if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (v) if the company and the shareholder fail to agree a price within such 30-day period, within 20 days following the date on which such 30-day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder may not be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company. Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies and, in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely-held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement”, which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures of which are more rigorous, and take longer to complete, than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting. The convening of the meetings and, subsequently, the terms of the arrangement, must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the company is not proposing to act illegally or beyond the scope of its corporate authority, and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fully informed and were fairly represented at the meeting in question;

•	the arrangement is such as a businessperson could reasonably approve; and

•	the arrangement would not amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may, in some circumstances, be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits. The Company’s Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the Company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the Company’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against the Company where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification. The Companies Law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. The Amended and Restated Memorandum and Articles of Association provide for indemnification of officers and directors against any liability incurred as a result of any act or failure to act in carrying out their functions, except any liability incurred through their own actual fraud or willful default.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to the Company’s directors, officers or persons controlling it under the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Inspection of Books and Records. Holders of the Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of the Company’s list of shareholders or its corporate records (other than the Amended and Restated Memorandum and Articles of Association). However, the Company will provide its shareholders with its annual audited consolidated financial statements.

Director Independence. Neither Cayman Islands law nor the Amended and Restated Memorandum and Articles of Association require that a majority of the Company’s directors be independent.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he owes the following duties to the company: (i) a duty to act bona fide in the best interests of the company, (ii) a duty not to make a profit based on his position as director (unless the company permits him or her to do so) and (iii) a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. The duty of a director not to put himself or herself in a position of conflict may be modified by a company’s articles of association. The Amended and Restated Memorandum and Articles of Association permit the Company’s directors to have such a conflict and to participate and vote in respect of any decision in which they may have a conflict, provided their conflicting interests are adequately disclosed. This does not modify the directors’ duty to act in a way they consider to be bona fide in the best interests of the company.

A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards a dual objective/subjective standard with regard to the required skill and care, to the effect that a director must exercise the skill and care of a reasonably diligent person having both (i) the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same actions as are carried out by that direction in relation to the company and (ii) the general knowledge, skill and experience that that particular director has. These authorities are likely to be followed in the Cayman Islands.

Taxes

Payments of dividends and capital in respect of the Company’s shares will not be subject to taxation in the Cayman Islands, and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of the Company’s shares, nor will gains derived from the disposal of the Company’s shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax. The Cayman Islands are not party to any double taxation treaty with any country that is applicable to any payment made to or by the Company.

The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and obtained an undertaking from the Governor-in-Cabinet of the Cayman Islands dated 27 November 2007 that, in accordance with section 6 of the Tax Concessions Law of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on its shares, debentures or other obligations or (ii) by way of the withholding, in whole or in part, of a payment of dividend or other distribution of income or capital by the Company to its members or a payment by the Company of principal or interest or other sums due under a debenture or other obligation of the Company.

Item 2.	Exhibits.

3.1	Certificate of Incorporation (1)

3.2	Amended and Restated Memorandum and Articles of Association of Vantage Drilling Company adopted on December 21, 2009 (2)

4.1	Specimen Unit Certificate (3)

4.2	Specimen Ordinary Share Certificate (4)

4.3	Specimen Warrant Certificate (5)

4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust and the Company (6)

(1) Incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form F-4 filed with the SEC on December 3, 2007.

(2) Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2009.

(3) Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-4 filed with the SEC on May 19, 2008.

(4) Incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-4 filed with the SEC on May 19, 2008.

(5) Incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form S-4 filed with the SEC on May 19, 2008.

(6) Incorporated by reference to Exhibit 4.4 of the Company’s Registration Statement on Form S-4 filed with the SEC on May 19, 2008.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereto duly authorized.

VANTAGE DRILLING COMPANY

Dated: January 14, 2010	By:	/S/ CHRIS E. CELANO
Chris E. Celano Vice President and General Counsel